Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The balance sheet as of March 31, 2021, and the statements of operations, stockholders’ equity and cash flows for the year ended March 31, 2021, of Encision Inc. (the “financial statements”), included in Part IV of the Form 10-K for the fiscal year ended March 31, 2022, have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in the Form 10-K for the fiscal year ended March 31, 2022 of our report, dated June 23, 2021, on our audit of the financial statements of Encision Inc.

/s/ Eide Bailly LLP

Denver, Colorado
July 11, 2022

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